ROSETTA RESOURCES INC. ANNOUNCES RECORD SECOND QUARTER
2008 PRODUCTION AND REVENUES AND PROVIDES OPERATIONAL UPDATE

HOUSTON, TEXAS, August 8, 2008 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the second quarter 2008.  Highlights include:

·	Natural gas and crude oil production of 155 MMcfe/d, up 29 percent over the same period in 2007

·	Revenues of $154.5 million, an increase of 78 percent from second quarter 2007

·	Earnings of $39.3 million or $0.77 per diluted share, up 200 percent and 196 percent, respectively, from the same period a year ago

For the second quarter ended June 30, 2008, Rosetta reported record net income of $39.3 million, or $.77 per diluted share, an increase of 200 percent from $13.1 million, or $0.26 per diluted share, for the same period in 2007.  Production and revenues for the second quarter of 2008 were 155 MMcfe/d and $154.5 million, respectively.  The increase in revenues was attributable to both higher commodity prices and the higher production.  Total revenue was reduced by $16.6 million due to the effect of natural gas hedging.

Total lease operating expense (“LOE”), which includes direct LOE, workovers, ad valorem taxes and insurance, was $14.2 million or $1.00 per Mcfe during the second quarter.  Direct LOE was $8.3 million or $0.59 per Mcfe, workover costs were $2.5 million or $0.17 per Mcfe, ad valorem taxes were $2.8 million or $0.20 per Mcfe and insurance was $0.6 million or $0.04 per Mcfe.  Production taxes were $5.8 million or $0.41 per Mcfe and treating and transportation and marketing charges were $2.6 million or $0.18 per Mcfe.  Depreciation, depletion and amortization was $51.7 million, based on a DD&A rate of $3.67 per Mcfe.

General and administrative costs were $13.5 million for the second quarter including $3.4 million in non-cash stock compensation expense and $1.8 million of legal costs associated with the Calpine lawsuit.

For the six months ended June 30, 2008, Rosetta reported net income of $66.8 million, or $1.31 per diluted share, an increase of 143 percent from $27.1 million, or $0.54 per diluted share, for the same period in 2007.  Production and revenues for the first six months of 2008 were 153 MMcfe/d and $282.8 million, respectively. These increases were attributable to higher commodity prices and production.  Total revenue was reduced by $17.3 million due to the effect of natural gas hedging.

For the six months ended June 30, 2008, LOE was $27.6 million or $0.98 per Mcfe.  Direct LOE was $17.1 million or $0.61 per Mcfe, workover costs were $3.6 million or $0.13 per Mcfe, ad valorem taxes were $5.7 million or $0.20 per Mcfe and insurance was $1.2 million or $0.04 per Mcfe.  Production taxes were $9.2 million or $0.33 per Mcfe and treating and transportation and marketing charges were $4.6 million or $0.16 per Mcfe.  Depreciation, depletion and amortization was $103.2 million, based on a DD&A rate of $3.70 per Mcfe.

General and administrative costs were $25.6 million for the six months ended June 30, 2008 including $3.7 million in non-cash stock compensation expense and $6.1 million of legal costs associated with the Calpine lawsuit.

Randy L. Limbacher, Rosetta’s President and Chief Executive Officer, commented, “We made tremendous progress in the quarter on our stated priorities for 2008.  We delivered strong operational performance during a period of very high prices, which further enhanced our financial position.  Organizationally, we made some key hires and are well on our way to having a skilled team in place to focus on program execution and building inventory to fuel growth.  It is an exciting time for our company as we gain momentum for the future.”

OPERATIONS UPDATE

During the second quarter, the Company drilled 35 gross and 28 net wells with a net success rate of 87%. The majority of this drilling activity took place in South Texas and the Rockies.  Year to date through the second quarter, the Company has drilled 71 gross and 61 net wells with a net success rate of 85%.

In the Sacramento Basin, the Company drilled one well which was successful, as drilling activity resumed late in the second quarter.   Average production from the Basin was 44 MMcfe/d for the quarter.

In the Rockies, the Company drilled 17 wells in the second quarter, of which 15 were successful. Net  production from the area was 11 MMcfe/d for the second quarter.  In the San Juan Basin, the Company acquired a non-operated interest in a producing property in May 2008 for a purchase price of approximately $29.5 million.  Production from this property is expected to average 2 MMcfe/d net in the third quarter of 2008.

In South Texas, Rosetta drilled 15 wells in the second quarter, with 12 being productive for an 80% success rate. Net production from this region, including both the Lobo and Perdido trends, was 59 MMcfe/d for the quarter.

Rosetta drilled one successful well in Sabine Lake in the second quarter of 2008. The State Tract 30-3 was tied in and on production in late July at an initial rate of approximately 3 MMcfe/d net.    Average production from Sabine Lake for the quarter was 13 MMcfe/d.

2008 OUTLOOK

The Company’s capital spending plan remains at $290 million for the year.  Production guidance also remains unchanged at an annual average of 140-150 MMcfe/d. The guidance range reflects anticipated decline in the latter part of the year, particularly in the Gulf of Mexico where the Company has significantly scaled back capital spending.

The Company’s hedge position is unchanged with 67,892 MMBtu/d hedged for the balance of 2008 at an average price $7.75 per MMBtu.  For 2009, 52,141 MMBtu/d are hedged at an average price of $7.65 per MMBtu, along with 10,000 MMBtu/d for 2010 at an average price of $8.31 per MMBtu.

With respect to the Calpine lawsuit, the Company continues to defend against what the Company believes are meritless claims by Calpine arising out of a transaction that Calpine’s board and an extensive group of professionals thoroughly vetted, reviewed and approved.

On July 7, 2008, the Company filed a letter with the Bankruptcy Court in New York setting forth the legal deficiencies in Calpine Corporation's claims and requesting the required conference with the Court prior to filing a motion for summary judgment in Rosetta's favor as to all claims by Calpine Corporation.  Rosetta is seeking dismissal of the action given the evidence that the transaction by which Rosetta acquired the oil and gas business conducted by Calpine Corporation's subsidiaries establishes that Calpine Corporation did not transfer any property to Rosetta and is legally prohibited from challenging transfers made to Rosetta by Calpine subsidiaries Calpine Fuels Corporation and Calpine Gas Holdings LLC.

Separately, Rosetta filed a motion that contends that PA Consulting Group (“PA”), who has acted as one of Calpine’s consultants in the bankruptcy process, should be disqualified from providing any opinions on at least two grounds.  First, in May 2008, Calpine and PA agreed to a revised engagement agreement under which PA’s Todd Filsinger agreed to serve as Calpine’s Interim Chief Operating Officer and PA became eligible to receive a success fee.  In addition to Mr. Filsinger’s dual roles, PA’s potential recovery of an additional fee affected by the outcome of a case in which it purports to render expert testimony violates Rule 7-109(C) of the Code of Professional Responsibility, requiring PA’s disqualification.  Second, Rosetta contends that, as the consultants who advised Calpine to file the lawsuit, PA lacks independence and is conflicted from rendering an impartial view on valuation.  The Bankruptcy Court set August 27, 2008 as the hearing date for Rosetta’s motion.

For more information, visit www.rosettaresources.com.

All statements, other than statements of historical fact, included in this press release are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the "Company") and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions including Rosetta’s ability to successfully meet its production guidance and the successful completion and commercial operation of the drilling prospects identified in this news release. Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company's risks, uncertainties and assumptions as it discloses from time to time in the Company's reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2007, which can also be found on the Company's website at www.rosettaresources.com. The Company undertakes no duty to update the information contained herein except as required by law.

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except share amounts)
	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 70,768	$ 3,216
Accounts receivable	87,335	55,048
Derivative instruments	-	3,966
Deferred income taxes	40,085	-
Prepaid expenses	5,392	10,413
Other current assets	3,892	4,249
Total current assets	$ 207,472	$ 76,892
Oil and natural gas properties, full cost method, of which $41.0 million at June 30, 2008 and $40.9 million at December 31, 2007 were excluded from amortization	1,702,274	1,566,082
Other fixed assets	7,357	6,393
	1,709,631	1,572,475
Accumulated depreciation, depletion, and amortization	(396,905)	(295,749)
Total property and equipment, net	1,312,726	1,276,726
Deferred loan fees	1,605	2,195
Other assets	1,321	1,401
Total other assets	2,926	3,596
Total assets	$ 1,523,124	$ 1,357,214

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 38,718	$ 33,949
Accrued liabilities	48,888	64,216
Royalties payable	32,079	18,486
Derivative instruments	107,611	2,032
Prepayment on gas sales	27,844	20,392
Deferred income taxes	-	720
Total current liabilities	255,140	139,795
Long-term liabilities:
Derivative instruments	46,582	13,508
Long-term debt	245,000	245,000
Asset retirement obligation	26,028	18,040
Deferred income taxes	93,835	67,916
Total liabilities	666,585	484,259
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2008 or 2007	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 50,849,270 shares and 50,542,648 shares at June 30, 2008 and December 31, 2007, respectively	50	50
Additional paid-in capital	769,402	762,827
Treasury stock, at cost; 121,639 and 109,303 shares at June 30, 2008 and December 31, 2007, respectively	(2,309)	(2,045)
Accumulated other comprehensive loss	(96,756)	(7,225)
Retained earnings	186,152	119,348
Total stockholders' equity	856,539	872,955
Total liabilities and stockholders' equity	$ 1,523,124	$ 1,357,214

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Natural gas sales	$ 136,142	$ 77,436	$ 248,587	$ 146,597
Oil sales	18,325	9,438	34,213	16,073
Total revenues	154,467	86,874	282,800	162,670
Operating Costs and Expenses:
Lease operating expense	14,174	12,566	27,588	21,362
Depreciation, depletion, and amortization	51,738	36,342	103,152	66,893
Treating and transportation	1,539	882	2,843	1,645
Marketing fees	1,016	669	1,764	1,332
Production taxes	5,754	1,200	9,192	2,185
General and administrative costs	13,516	9,898	25,623	17,967
Total operating costs and expenses	87,737	61,557	170,162	111,384
Operating income	66,730	25,317	112,638	51,286

Other (income) expense
Interest expense, net of interest capitalized	4,470	4,680	8,024	9,050
Interest income	(317)	(257)	(556)	(1,229)
Other (income) expense, net	(89)	(182)	(131)	(182)
Total other expense	4,064	4,241	7,337	7,639

Income before provision for income taxes	62,666	21,076	105,301	43,647
Provision for income taxes	23,351	7,985	38,497	16,565
Net income	$ 39,315	$ 13,091	$ 66,804	$ 27,082

Earnings per share:
Basic	$ 0.78	$ 0.26	$ 1.32	$ 0.54
Diluted	$ 0.77	$ 0.26	$ 1.31	$ 0.54

Weighted average shares outstanding:
Basic	50,585	50,354	50,547	50,340
Diluted	50,961	50,625	50,873	50,565

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2008		2007
Cash flows from operating activities
Net income	$ 66,804		$ 27,082
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	103,152		66,893
Deferred income taxes	38,262		16,479
Amortization of deferred loan fees recorded as interest expense	590		590
Income from unconsolidated investments	(166)		(85)
Stock compensation expense	3,677		3,176
Change in operating assets and liabilities:
Accounts receivable	(32,287)		(1,492)
Other current assets	5,379		(11,659)
Other assets	186		331
Accounts payable	4,769		7,345
Accrued liabilities	2,578		(2,247)
Royalties payable	21,045		7,882
Net cash provided by operating activities	213,989		114,295
Cash flows from investing activities
Acquisition of oil and gas properties	(29,503)		(38,656)
Purchases of property and equipment	(119,594)		(128,139)
Disposals of property and equipment	27		1,005
Other	-		26
Net cash used in investing activities	(149,070)		(165,764)
Cash flows from financing activities
Proceeds from stock options exercised	2,898		571
Purchases of treasury stock	(265)		(113)
Net cash provided by financing activities	2,633		458

Net increase (decrease) in cash	67,552	#	(51,011)
Cash and cash equivalents, beginning of period	3,216		62,780
Cash and cash equivalents, end of period	$ 70,768		$ 11,769

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$ 19,450		$ 27,694

CONTACT:      Rosetta Resources Inc.
                  Investor Contact:
                  Michael J. Rosinski
           Executive Vice President & Chief Financial Officer
                  (713) 335-4037
                  rosinskim@rosettaresources.com